UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-04986			March 9, 2023

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Investors Securities Trust

Franklin Adjustable U.S. Government Securities Fund

Franklin Convertible Securities Fund

Franklin Equity Income Fund

Franklin Floating Rate Daily Access Fund

Franklin Low Duration Total Return Fund

Franklin Managed Income Fund

Franklin Total Return Fund

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Growth Fund, Inc.
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of February 28, 2022. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

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Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 28, 2022, and with respect to agreement of security purchases and sales, for the period from January 1, 2022 (see Attachment A for details) through February 28, 2022:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 132 security purchases and 141 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2022 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

March 9, 2023

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Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	January 1, 2022 – February 28, 2022
Templeton Global Balanced Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series EM [a]	January 1, 2022 – February 28, 2022
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Opportunities Fund a	January 1, 2022 – February 28, 2022
Franklin Natural Resources Fund a	January 1, 2022 – February 28, 2022
Franklin Small Cap Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Small-Mid Cap Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Income Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series E a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series I a	January 1, 2022 – February 28, 2022
Franklin High Income Trust:
Franklin High Income Fund a	January 1, 2022 – February 28, 2022
Institutional Fiduciary Trust:
Money Market Portfolio a	January 1, 2022 – February 28, 2022
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	January 1, 2022 – February 28, 2022
Franklin International Growth Fund a	January 1, 2022 – February 28, 2022
Franklin U.S. Government Money Fund a	January 1, 2022 – February 28, 2022
Franklin Gold and Precious Metals Fund a	January 1, 2022 – February 28, 2022
Franklin Universal Trust a	January 1, 2022 – February 28, 2022
Templeton China World Fund a	January 1, 2022 – February 28, 2022
Templeton Emerging Markets Fund a	January 1, 2022 – February 28, 2022
Templeton Emerging Markets Income Fund a	January 1, 2022 – February 28, 2022
Templeton Funds:
Templeton International Climate Change Fund a	January 1, 2022 – February 28, 2022

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Templeton Global Income Fund a	January 1, 2022 – February 28, 2022
Templeton Growth Fund, Inc. a	January 1, 2022 – February 28, 2022
Templeton Income Trust:
Templeton Sustainable Emerging Markets Bond Fund a	January 1, 2022 – February 28, 2022
Templeton Global Bond Fund a	January 1, 2022 – February 28, 2022
Templeton Global Total Return Fund a	January 1, 2022 – February 28, 2022
Templeton International Bond Fund a	January 1, 2022 – February 28, 2022
Franklin Custodian Funds:
Franklin DynaTech Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Income Fund a	January 1, 2022 – February 28, 2022
Franklin U.S. Government Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Utilities Fund a	January 1, 2022 – February 28, 2022
Franklin Focused Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Mortgage Portfolio a	January 1, 2022 – February 28, 2022
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Convertible Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Equity Income Fund a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Daily Access Fund a	January 1, 2022 – February 28, 2022
Franklin Low Duration Total Return Fund a	January 1, 2022 – February 28, 2022
Franklin Managed Income Fund a	January 1, 2022 – February 28, 2022
Franklin Total Return Fund a	January 1, 2022 – February 28, 2022
Templeton Developing Markets Trust a	January 1, 2022 – February 28, 2022
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Corefolio Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Emerging Market Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin Global Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin International Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart Retirement Income Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2020 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2025 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2030 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2035 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2040 Retirement Target Fund a	January 1, 2022 – February 28, 2022

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Franklin LifeSmart 2045 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2050 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2055 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2060 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin Moderate Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin U.S. Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	January 1, 2022 – February 28, 2022
Franklin DynaTech VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Income VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Rising Dividends VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Small Cap Value VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Small-Mid Cap Growth VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Income VIP Fund a	January 1, 2022 – February 28, 2022
Franklin VolSmart Allocation VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Developing Markets VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Foreign VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Global Bond VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Dragon Fund, Inc. a	January 1, 2022 – February 28, 2022
Templeton Institutional Funds:
International Equity Series a	January 1, 2022 – February 28, 2022
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	January 1, 2022 – February 28, 2022
Franklin Equity Portfolio a	January 1, 2022 – February 28, 2022
Franklin Fixed Income Portfolio a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Master Series a	January 1, 2022 – February 28, 2022
Franklin Limited Duration Income Trust a	January 1, 2022 – February 28, 2022
Franklin Managed Trust:
Franklin Rising Dividends Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton ETF Trust:
Franklin LibertyQ U.S. Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ U.S. Mid Cap Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ U.S. Small Cap Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ Global Equity a	January 1, 2022 – February 28, 2022
Franklin Liberty Ultra Short Bond ETF a	January 1, 2022 – February 28, 2022
Franklin Liberty U.S. Treasury Bond ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Asia ex Japan ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE China ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Europe Hedged ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Japan ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Japan Hedged ETF a	January 1, 2022 – February 28, 2022

Franklin U.S. Core Bond ETF a	January 1, 2022 – February 28, 2022
Franklin Exponential Data ETF a	January 1, 2022 – February 28, 2022

Legend:

a: December 31, 2021 represents the date of our last examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 28, 2022, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2022, and for the periods indicated in Attachment A, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date March 9, 2023

/s/Christopher Kings

Christopher Kings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Funds

Templeton Funds

Date March 9, 2023

/s/VIVEK PAI

Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date March 9, 2023

Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	January 1, 2022 – February 28, 2022
Templeton Global Balanced Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series EM a	January 1, 2022 – February 28, 2022
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Opportunities Fund a	January 1, 2022 – February 28, 2022
Franklin Natural Resources Fund a	January 1, 2022 – February 28, 2022
Franklin Small Cap Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Small-Mid Cap Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Income Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series E a	January 1, 2022 – February 28, 2022
Franklin Templeton SMACS: Series I a	January 1, 2022 – February 28, 2022
Franklin High Income Trust:
Franklin High Income Fund a	January 1, 2022 – February 28, 2022
Institutional Fiduciary Trust:
Money Market Portfolio a	January 1, 2022 – February 28, 2022
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	January 1, 2022 – February 28, 2022
Franklin International Growth Fund a	January 1, 2022 – February 28, 2022
Franklin U.S. Government Money Fund a	January 1, 2022 – February 28, 2022
Franklin Gold and Precious Metals Fund a	January 1, 2022 – February 28, 2022
Franklin Universal Trust a	January 1, 2022 – February 28, 2022
Templeton China World Fund a	January 1, 2022 – February 28, 2022
Templeton Emerging Markets Fund a	January 1, 2022 – February 28, 2022
Templeton Emerging Markets Income Fund a	January 1, 2022 – February 28, 2022
Templeton Funds:
Templeton International Climate Change Fund a	January 1, 2022 – February 28, 2022

Templeton Global Income Fund a	January 1, 2022 – February 28, 2022
Templeton Growth Fund, Inc. b	January 1, 2022 – February 28, 2022
Templeton Income Trust:	January 1, 2022 – February 28, 2022
Templeton Sustainable Emerging Markets Bond Fund a	January 1, 2022 – February 28, 2022
Templeton Global Bond Fund a	January 1, 2022 – February 28, 2022
Templeton Global Total Return Fund a	January 1, 2022 – February 28, 2022
Templeton International Bond Fund a	January 1, 2022 – February 28, 2022
Franklin Custodian Funds:	January 1, 2022 – February 28, 2022
Franklin DynaTech Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Income Fund a	January 1, 2022 – February 28, 2022

Franklin U.S. Government Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Utilities Fund a	January 1, 2022 – February 28, 2022
Franklin Focused Growth Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Mortgage Portfolio a	January 1, 2022 – February 28, 2022
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Convertible Securities Fund a	January 1, 2022 – February 28, 2022
Franklin Equity Income Fund a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Daily Access Fund a	January 1, 2022 – February 28, 2022
Franklin Low Duration Total Return Fund a	January 1, 2022 – February 28, 2022
Franklin Managed Income Fund a	January 1, 2022 – February 28, 2022
Franklin Total Return Fund a	January 1, 2022 – February 28, 2022
Templeton Developing Markets Trust a	January 1, 2022 – February 28, 2022
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Corefolio Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Emerging Market Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin Global Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin Growth Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin International Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart Retirement Income Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2020 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2025 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2030 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2035 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2040 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2045 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2050 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2055 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin LifeSmart 2060 Retirement Target Fund a	January 1, 2022 – February 28, 2022
Franklin Moderate Allocation Fund a	January 1, 2022 – February 28, 2022
Franklin U.S. Core Equity (IU) Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	January 1, 2022 – February 28, 2022
Franklin DynaTech VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Income VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Rising Dividends VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Small Cap Value VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Small-Mid Cap Growth VIP Fund a	January 1, 2022 – February 28, 2022
Franklin Strategic Income VIP Fund a	January 1, 2022 – February 28, 2022
Franklin VolSmart Allocation VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Developing Markets VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Foreign VIP Fund a	January 1, 2022 – February 28, 2022
Templeton Global Bond VIP Fund a	January 1, 2022 – February 28, 2022

Templeton Dragon Fund, Inc. a	January 1, 2022 – February 28, 2022
Templeton Institutional Funds:
International Equity Series a	January 1, 2022 – February 28, 2022
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	January 1, 2022 – February 28, 2022
Franklin Equity Portfolio a	January 1, 2022 – February 28, 2022
Franklin Fixed Income Portfolio a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	January 1, 2022 – February 28, 2022
Franklin Floating Rate Master Series a	January 1, 2022 – February 28, 2022
Franklin Limited Duration Income Trust a	January 1, 2022 – February 28, 2022
Franklin Managed Trust:
Franklin Rising Dividends Fund a	January 1, 2022 – February 28, 2022
Franklin Templeton ETF Trust:
Franklin LibertyQ U.S. Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ U.S. Mid Cap Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ U.S. Small Cap Equity ETF a	January 1, 2022 – February 28, 2022
Franklin LibertyQ Global Equity ETF a	January 1, 2022 – February 28, 2022
Franklin Liberty Ultra Short Bond ETF a	January 1, 2022 – February 28, 2022
Franklin Liberty U.S. Treasury Bond ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Asia ex Japan ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE China ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Europe Hedged ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Japan ETF a	January 1, 2022 – February 28, 2022
Franklin FTSE Japan Hedged ETF a	January 1, 2022 – February 28, 2022
Franklin U.S. Core Bond ETF a	January 1, 2022 – February 28, 2022
Franklin Exponential Data ETF b	January 1, 2022 – February 28, 2022

Legend:

a: December 31, 2021 represents the date of our last examination.